                                                                      EXHIBIT 20


  MERRILL LYNCH CAPITAL CORPORATION         BANC OF AMERICA SECURITIES LLC
MERRILL LYNCH, PIERCE, FENNER & SMITH            BANC OF AMERICA, N.A.
            INCORPORATED                      BANC OF AMERICA BRIDGE LLC
      4 WORLD FINANCIAL CENTER                    9 WEST 57TH STREET
             NORTH TOWER                          NEW YORK, NY 10019
         NEW YORK, NY 10080




                                                                   June 19, 2005


Cablevision Systems Corporation
1111 Stewart Avenue
Bethpage, New York 11714
Attention: Victoria D. Salhus,
           Senior Vice President,
           Deputy General Counsel and Secretary



                              PROJECT CENTRAL PARK
                       CREDIT FACILITIES COMMITMENT LETTER

Ladies and Gentlemen:

            You, Cablevision Systems Corporation, a Delaware corporation ("you" or "Central Park"), have advised Merrill Lynch Capital Corporation ("Merrill Lynch"), Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), Banc of America Securities LLC ("BAS"), Bank of America, N.A. ("Bank of America") and Banc of America Bridge LLC ("Banc of America Bridge") that you intend to undertake a going private recapitalization of Central Park by consummating the Specified Transactions described in Exhibit A hereto. The sources and uses of the funds necessary to consummate the Specified Transactions and the other transactions contemplated hereby are set forth on Schedule I to this Commitment Letter. For purposes of this Commitment Letter, Merrill Lynch, MLPF&S, BAS, Bank of America and Banc of America Bridge are collectively referred to as the "Banks", "we" or "us" and individually as a "Bank".

            In addition, you have advised Merrill Lynch, MLPF&S, BAS, Bank of America and Banc of America Bridge that, in connection with the consummation of the Specified Transactions:

      (a) New Opco (as defined in Exhibit A hereto) will enter into senior secured credit facilities in the aggregate amount of $2.8 billion (the "New Opco Senior Credit Facilities"), consisting of (i) a $600.0 million term A loan facility (the "Term Loan A Facility"),
            (ii) a $1.7 billion term B loan facility (the "Term Loan B Facility" and together with the Term Loan A Facility, the "Term Loan Facilities") and (iii) a $500.0 million revolving loan facility (the "Revolving Loan Facility").

      (b) New Holdco (as defined in Exhibit A hereto) will raise gross cash proceeds of not less than $4.25 billion from either (A) the issuance of to-be-determined combination of unse-cured senior fixed and floating rate notes (the "New Holdco Senior Notes") due not earlier than eight years from the date of issuance and having no scheduled principal payments prior to maturity (the "New Holdco Senior Note Offering") or (B) the draw down under an unsecured senior interim loan (the "New Holdco Interim Loan") that would be anticipated to be refinanced with debt securities substantially similar to the New Holdco Senior Notes (the "New Holdco Take-out Securities").

The New Holdco Interim Loan and the New Opco Senior Credit Facilities are collectively referred to as the "Credit Facilities".

The proceeds of the New Opco Senior Credit Facilities and the New Holdco Senior Notes (or the New Holdco Interim Loans) will be applied (i) to effect the Specified Transactions and (ii) to pay fees and expenses in connection therewith.

The Specified Transactions, the New Holdco Senior Note Offerings (if any are consummated), the entering into and borrowings under the Credit Facilities by the parties herein described, the other transactions contemplated hereby entered into and consummated in connection with the Specified Transactions and the payment of any related fees and expenses are herein collectively referred to as the "Transactions".

            You have requested that Merrill Lynch, Bank of America and Banc of America Bridge commit to provide the Credit Facilities to finance in part the Specified Transactions and to pay certain related fees and expenses.

            Accordingly, subject to the terms and conditions set forth below, Merrill Lynch , MLPF&S, BAS, Bank of America and Banc of America Bridge hereby agree with you as follows:

            1.    Commitments.

      (a) (i) Merrill Lynch hereby commits to provide to New Opco 50% of the aggregate principal amount of the New Opco Senior Credit Facilities and (ii) Bank of America hereby commits to provide to New Opco 50% of the aggregate principal amount of the New Opco Senior Credit Facilities, in each case upon the terms and subject to the conditions set forth or referred to herein, in the Fee Letter and in the New Opco Senior Credit Facilities Summary of Terms and Conditions attached hereto (and incorporated by reference herein) as Exhibit B (the "New Opco Senior Credit Facilities Term Sheet").

      (b) (i) Merrill Lynch hereby commits to provide to New Holdco 50% of the aggregate principal amount of the New Holdco Interim Loan and (ii) Banc of America Bridge hereby commits to provide to New Holdco 50% of the aggregate principal amount of the New Holdco Interim Loan, in each case upon the terms and subject to the conditions set forth or referred to herein, in the Fee Letter and in the New Holdco Interim Loan Interim Loan Summary of Terms and Conditions attached hereto (and incorporated by reference herein) as Exhibit C (the "New Holdco Interim Loan Term Sheet").

The New Opco Senior Credit Facilities Term Sheet and the New Holdco Interim Loan Term Sheet are collectively referred to as the "Term Sheets" and each as a "Term Sheet".

The commitments of each of Merrill Lynch, Bank of America and Banc of America Bridge hereunder are subject to the negotiation, execution and delivery of definitive documentation governing each of the Credit Facilities consistent with the terms and conditions set forth herein and in the Term Sheets and otherwise reasonably satisfactory to you and us (collectively, the "Loan Documents"). Please note that all material terms and conditions of the commitments of each of Merrill Lynch, Bank of America and Banc of America Bridge are set forth herein, and in the Term Sheets and the Fee Letter; it being understood and agreed that all the terms and conditions of such commitments are not limited to those set forth herein or in the Term Sheets. Those matters that are not covered or made clear herein or in the Term Sheets or the Fee Letter are subject to the mutual agreement of the parties.

            2. Syndication. We reserve the right and intend, prior to or after the execution of the Loan Documents, to syndicate all or a portion of our commitments related to each Credit Facility to one or more financial institutions in consultation with you (together with Merrill Lynch, Bank of America and Banc of America Bridge, the "Lenders"); provided, however, that any such syndication of the Commitments related to the New Holdco Interim Loan prior to the execution of the Loan Documents for such New Holdco Interim Loan shall not result in Merrill Lynch, Banc of America Bridge and any other entity with a bookrunning manager role in respect of the New Holdco Interim Loan (or such entity's affiliate that is a Lender thereunder) (such entity referred to as "Other Interim Loan Bookrunner") holding in the aggregate less than 51% of the aggregate amount of the New Holdco Interim Loan made on the Closing Date. Notwithstanding anything to the contrary contained herein, any assignments of the New Holdco Interim Loan by any Lender thereunder (including Merrill Lynch, Banc of America Bridge and any Other Interim Loan Bookrunner) on or following the Closing Date shall be governed by the provisions in the section entitled "Assignments and Participations" set forth in the New Holdco Interim Term Sheet. Upon any such additional Lender issuing its commitment to provide a portion of any of the Credit Facilities, in the case of the New Opco Senior Credit Facilities, Merrill Lynch and Bank of America and, in the case of the Interim Loans, Merrill Lynch and Banc of America Bridge, in each case shall be released on a pro rata basis from a portion of their commitment in respect of such Credit Facility in an aggregate amount equal to the commitment of such Lender.

            It is understood and agreed that: (a) BAS (or one of its affiliates) and MLPF&S (or one of its affiliates) shall act as joint lead arrangers and bookrunning managers (in such capacities, the "New Opco Senior Credit Facilities Lead Arrangers") of and syndication agents and documentation agents for the New Opco Senior Credit Facilities, (b) Bank of America shall act as sole and exclusive administrative agent for the New Opco Senior Credit Facilities (in such capacity, the "New Opco Senior Credit Facilities Administrative Agent"),
(c) MLPF&S (or one of its affiliates) and BAS (or one of its affiliates) shall act as joint lead arrangers and bookrunning managers (in such capacities for the New Holdco Interim Loan, collectively, the "Interim Loan Lead Arrangers" and together with the New Opco Senior Credit Facilities Lead Arrangers the "Lead Arrangers") of and syndication agents and documentation agents for the New Holdco Interim Loan and (d) Merrill Lynch shall act as sole and exclusive administrative agent for the New Holdco Interim Loan (in such capacity, the "Interim Loan Administrative Agent" and together with the New Opco Senior Credit Facilities Administrative Agent, the "Administrative Agents").

            Subject to the immediately succeeding paragraph, (a) any agent or arranger titles (including co-agents) awarded to other Lenders for any Credit Facility are subject to the Lead Arrangers' prior approval and shall not entail any role with respect to the matters referred to in this paragraph or in paragraph 1 above without the Lead Arrangers' prior consent, and (b) you agree that no Lender will receive compensation outside the terms contained herein and in the Fee Letter in order to obtain its commitment to participate in any of the Credit Facilities.

            It is understood and agreed that, subject to the immediately succeeding paragraph, you may appoint additional arranger titles other than lead arrangers (including co-agents) to other lenders, underwriters, initial purchasers or placement agents in connection with a Credit Facility, provided that (i) no more than two additional bookrunner or equivalent titles or roles may be awarded in connection with any one Credit Facility, (ii) each of (x) Merrill, MLPF&S or their respective affiliates, taken as a whole, and

(y) BAS, Bank of America, Banc of America Bridge or any of their respective affiliates, taken as a whole, shall be offered equal and no less than 25% of the total economics in connection with each such Credit Facility and (iii) no additional arranger, agent, manager, underwriter, initial purchaser, placement agent or bookrunner shall be offered economics greater than Merrill, MLPF&S, BAS, Bank of America, Banc of America Bridge in connection with any Credit Facility.

            It is further understood and agreed that: (a) with respect to any marketing, legal or informational materials in connection with the New Opco Senior Credit Facilities, Merrill Lynch's and MLPF&S's name shall receive "top left" placement and BAS', Bank of America's and Banc of America Bridge's names shall receive "top right" placement on any such marketing, legal or informational materials; and (b) with respect to any marketing, legal or informational materials in connection with the New Holdco Interim Loan, BAS', Bank of America's and Banc of America Bridge's name shall receive "top left" placement and Merrill Lynch's and MLPF&S's names shall receive "top right" placement on any such marketing, legal or informational materials; and (c) MLPF&S and BAS shall be the only joint Lead Arrangers with respect to the Credit Facilities (it being further understood and agreed no other entity shall receive "middle" (between the right and left) placement on any such marketing, legal or informational materials in connection with any of the Credit Facilities).

            The Lead Arrangers (or their respective affiliates) will manage all aspects of the syndication of each Credit Facility (in consultation with you), including decisions as to the selection of potential Lenders to be approached and when they will be approached, when their commitments will be accepted, which Lenders will participate and the final allocations of the commitments among the Lenders (which are likely not to be pro rata across facilities among Lenders) for each Credit Facility, and will perform all functions and exercise all authority as is customarily performed and exercised in the capacities of lead arranger, book running manager and syndication agent and documentation agent, including selecting counsel for the Lenders and negotiating the Loan Documents. You understand that we intend to commence the separate syndication of each of the Credit Facilities promptly, and you agree actively to assist us in achieving a timely syndication that is reasonably satisfactory to you and us. The syndication efforts will be accomplished by a variety of means, including direct contact during the syndication between senior management, advisors and affiliates of Central Park and its restricted subsidiaries on the one hand, and the proposed Lenders on the other hand, and Central Park and its restricted subsidiaries and affiliates hosting, with us, one or more meetings with prospective Lenders at such times and places as the Lead Arrangers may reasonably request. You agree, upon our request, to (a) provide, and use commercially reasonable efforts to cause your affiliates and advisors to provide, to us all information available to you and reasonably requested by us to successfully complete the syndication, including the information and projections (including updated projections) contemplated hereby, and (b) assist, and use commercially reasonable efforts to cause your affiliates and advisors to assist, us in the preparation of a Confidential Information Memorandum and other marketing materials (the contents of which you shall be solely responsible for) to be used in connection with the syndication, including using commercially reasonable efforts to make available representatives of Central Park and its restricted subsidiaries for due diligence and road shows. You also agree to use your commercially reasonable efforts to ensure that our syndication efforts benefit materially from your (and your affiliates') existing lending relationships. Each Lead Arranger reserves the right to engage the services of its respective affiliates in furnishing the services to be performed as contemplated herein and to allocate (in whole or in part) to any such affiliates any fees payable to it in such manner as it and its affiliates may agree in their sole discretion.

            3. Fees. As consideration for our commitments hereunder and our undertakings to arrange, manage, structure and syndicate the Credit Facilities, you agree to pay to us the fees set forth in the Fee Letter as and when payable thereunder.

            4. Conditions. Our commitments and undertakings hereunder are subject to the conditions set forth elsewhere herein, in the Term Sheets and in Exhibit D attached hereto.

            5. Information and Investigations. You hereby represent and covenant that (a) all information and data (excluding financial projections) that have been or will be made available by you, or on your behalf by any of your affiliates, representatives or advisors, to us or any Lender (whether before or after the date hereof) in connection with the Transactions (the "Information"), taken as a whole, is and will be complete and correct in all material respects and does not and will not, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made and (b) all financial projections, forecasts and other forward-looking information concerning Central Park and its subsidiaries and the Transactions (the "Projections") that have been made or will be prepared by you or on behalf of you by any of your affiliates, representatives or advisors and that have been or will be made available to us or any Lender in connection with the Transactions have been and will be prepared in good faith based upon assumptions believed by you to be reasonable. You agree to supplement the Information and the Projections from time to time until the consummation of the Merger and the initial funding under any of the Credit Facilities (the "Closing Date") and, if reasonably requested by us, for a reasonable period thereafter necessary to complete the syndication of the Credit Facilities so that the representation and covenant in the preceding sentence remain correct. In syndicating the Credit Facilities we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent check or verification thereof.

            You hereby acknowledge that (a) Merrill Lynch, MLPF&S, BAS and/or Bank of America will make available Information and Projections (collectively, "Borrower Materials") to the proposed syndicate of Lenders by posting the Borrower Materials on IntraLinks or another similar electronic system (the "Platform") and (b) certain of the proposed Lenders may be "public-side" Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrowers (as defined in the Term Sheets) or their respective securities) (each, a "Public Lender"). You hereby agree that (w) you will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and include a reasonably detailed term sheet among such Borrower Materials and that all such Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked "PUBLIC" which, at a minimum, shall mean that the word "PUBLIC" shall appear prominently on the first page thereof; (x) by marking Borrower Materials "PUBLIC", you shall be deemed to have authorized Merrill Lynch, MLPF&S, BAS, Bank of America and the proposed Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their respective securities for purposes of United States federal and state securities laws, it being understood that certain of such Borrower Materials may be subject to the confidentiality requirements of the definitive credit documentation; and (y) all Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated "Public Lender". Merrill Lynch, MLPF&S, BAS and Bank of America shall be entitled, and hereby agree, to treat any Borrower Materials that are not marked "PUBLIC" as being suitable only for posting on a portion of the Platform not designated "Public Lender". The provisions of this paragraph are subject to, and do not qualify, our obligations under paragraph 8 below with respect to information.

            6. Indemnification. You agree to indemnify and hold harmless Merrill Lynch, MLPF&S, BAS, Bank of America, Banc of America Bridge and each other Lender and their respective officers, directors, employees, affiliates, agents and controlling persons (each of Merrill Lynch, MLPF&S, BAS, Bank of America, Banc of America Bridge, each other Lender and each such other person being an "Indemnified Party") from and against any and all losses, claims, damages, costs, expenses and liabilities, joint or several, to which any Indemnified Party may become subject under any applicable law, or otherwise related to or arising out of or in connection with this Commitment Letter, the Fee Letter, the Term Sheets, the Credit Facilities, the advances under the Credit Facilities, the use of proceeds of any such advances, any part of the Transactions or any related transaction and the performance by any Indemnified Party of the services contemplated hereby and will promptly reimburse each Indemnified Party for any and all expenses (including counsel fees and expenses) incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of you or any of your subsidiaries, affiliates, security holders or equity holders and whether or not any of the Transactions are consummated or this Commitment Letter is terminated, except to the extent that such loss, claim, damage, cost, expense or liability is finally determined by a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Party or any Related Person (defined below) of such Indemnified Party. You further agree not to assert any claim against any Indemnified Party for consequential, punitive or exemplary damages on any theory of liability in connection in any way with the transactions described in or contemplated by this Commitment Letter. For purposes hereof, a "Related Person" of an Indemnified Party means (i) any of Merrill Lynch or MLPF&S or any of their respective affiliates, or any of the officers, directors, employees, agents or controlling persons thereof if the Indemnified Party is Merrill Lynch or MLPF&S or any of their affiliates, or any of their respective officers, directors, employees, agents or controlling persons, and (ii) BAS, Bank of America or Banc of America Bridge or any of their respective affiliates, or the officers, directors, employees, agents or controlling persons thereof if the Indemnified Party is BAS, Bank of America or Banc of America Bridge or any of their respective affiliates, or any of their respective officers, directors, employees, agents or controlling persons.

            You agree that, without the prior written consent of Merrill Lynch, MLPF&S, BAS, Bank of America and Banc of America Bridge (which consent shall not be unreasonably withheld or delayed), neither you nor any of your affiliates or subsidiaries will settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification has been or could be sought under the indemnification provisions hereof (whether or not any Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent
(a) includes an unconditional written release in form and substance reasonably satisfactory to Merrill Lynch, MLPF&S, BAS, Bank of America and Banc of America Bridge of each Indemnified Party from all liability arising out of such claim, action or proceeding and (b) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party.

            In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against you or any of your subsidiaries or affiliates in which such Indemnified Party is not named as a defendant, you agree to reimburse such Indemnified Party for all reasonable expenses incurred by it in connection with such Indemnified Party's appearing and preparing to appear as such a witness, including, without limitation, the fees and expenses of its legal counsel.

            7. Expenses. You agree to reimburse us and our respective affiliates for our and their reasonable expenses upon our request made from time to time (including, without limitation, all reasonable due diligence investigation expenses, syndication expenses (including printing, distribution, bank meetings, IntraLinks and comparable services), travel expenses, duplication fees and expenses, audit fees, search fees, filing and recording fees and the reasonable fees, disbursements and other charges of Cahill Gordon & Reindel LLP and of Shearman & Sterling LLP (other than, in respect of Shearman & Sterling, fees and expenses related to any Senior Notes Offering and any other offering of debt securities) (including any local counsel (if necessary) acting on our behalf) and any sales, use or similar taxes (and any additions to such taxes) related to any of the foregoing) incurred in connection with the negotiation, prepara-

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tion, execution and delivery, waiver or modification, collection and enforcement of this Commitment Letter, the Term Sheets, the Fee Letter and the Loan
Documents and the security arrangements in connection therewith, whether or not such fees and expenses are incurred before or after the date hereof, (i) solely in the event that the Merger and initial funding under any of the Credit Facilities is consummated or (ii) to the extent that you are reimbursed by a third party for such costs and expenses.

            8. Confidentiality. This Commitment Letter, the Term Sheets, the Fee Letter, the Engagement Letter, the contents of any of the foregoing and our and/or our respective affiliates' activities pursuant hereto or thereto are confidential and shall not be disclosed by or on behalf of you or any of your affiliates to any person without our prior written consent, except that you may disclose (a) this Commitment Letter, the Term Sheets and Annexes I and II to the Fee Letter (the "Annexes") or the contents thereof or any such activities pursuant thereto and/or our affiliates' activities pursuant hereto and thereto (it being understood and agreed that in no event shall the Fee Letter (other than the Annexes) or any part thereof or the contents thereof be disclosed to any person without our prior written consent) (i) to you and your affiliates, officers, directors, employees and advisors, but only in connection with the Transactions and on a confidential need-to-know basis, (ii) to the extent required by applicable law or compulsory legal process (based on the advice of legal counsel); provided, however, that in the event of any such compulsory legal process, you agree, to the extent practicable, to give us prompt notice thereof and to cooperate with us in securing a protective order in the event of compulsory disclosure; and provided, further that, to the extent practicable, any disclosure made pursuant to public filings shall be subject to our prior review; and (iii) to any actual or prospective Lender or any actual or prospective lender or investor in connection with the financing of the Transactions, any of their respective affiliates, and any of their respective partners, officers, directors, employees, agents, accountants, attorneys or other advisors of any of the foregoing, but only in connection with the Transactions and on a confidential need-to-know basis.

            You agree that you will permit us to review and approve any reference to Merrill Lynch, MLPF&S, BAS, Bank of America, Banc of American Bridge or any of our respective affiliates in connection with the Credit Facilities, the Transactions or any of the transactions contemplated hereby contained in any press release or similar public disclosure prior to public release. You agree that Merrill Lynch, MLPF&S, BAS, Bank of America and Banc of America Bridge and our respective affiliates may share among us and/or with any of our respective affiliates, officers and advisors any information relating to or concerning the Transactions, you and your subsidiaries and affiliates, or any of the matters contemplated hereby, on a confidential basis. Merrill Lynch, MLPF&S, BAS, Bank of America and Banc of America Bridge each agree to treat, and cause any of its respective affiliates and officers to treat, all non-public information provided to it by you or on your behalf as confidential information. Your obligations under this paragraph shall remain effective whether or not any Loan Documents are entered into or the Transactions are consummated or any extensions of credit are made under the Credit Facilities or this Commitment Letter is terminated or expires.

            You should be aware that Merrill Lynch, MLPF&S, BAS, Bank of America and Banc of America Bridge and/or our respective affiliates may be providing financing or other services to parties whose interests may conflict with yours. Merrill Lynch, MLPF&S, BAS, Bank of America and Banc of America Bridge each agree that it will not furnish confidential information obtained from you to any of our other customers. By the same token, Merrill Lynch, MLPF&S, BAS, Bank of America and Banc of America Bridge will not make available to you confidential information that we have obtained or may obtain from any other customer.

            Merrill Lynch, MLPF&S, BAS, Bank of America and Banc of America Bridge each hereby notify you that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the "Patriot Act"), each of us and each of the other Lenders is re-quired to obtain, verify and record information that identifies you, each of the Central Park Entities and each Loan Party (as defined in the New Opco Senior Credit Facilities Term Sheet), which information includes names and addresses and other information that will allow each of us or such other Lender, as applicable, to identify you, each of the Central Park Entities and each Loan Party in accordance with the Patriot Act.

            9. Termination. Our commitments hereunder are based upon the financial and other information regarding Central Park and its subsidiaries previously provided to us. Our respective commitments and undertakings hereunder shall terminate in their entirety on the first to occur of (A) at 5:00 p.m. New York City time, on March 31, 2006, unless on or prior to such date the Transactions have been consummated and the Loan Documents evidencing the respective Credit Facilities, in form and substance reasonably satisfactory to us and the Lenders, shall have been executed and delivered by the applicable Central Park Entities, the other Loan Parties and the Lenders and the initial borrowings shall have occurred thereunder and (B) any time after the execution of the Newco Merger Agreement and prior to the consummation of the Transactions, the date of the termination of the Newco Merger Agreement. Our respective commitments and undertakings hereunder may also be terminated by us if you fail to perform your obligations under this Commitment Letter, the Fee Letter or the Engagement Letter referred to in Exhibit D hereto on a timely basis. Nothing herein shall be deemed to obligate Central Park to consummate the Merger, and therefore Central Park shall have the right to terminate this Commitment Letter at any time prior to the execution and delivery of the Loan Documents by written notice to Merrill Lynch, MLPF&S, BAS, Bank of America and Banc of America Bridge. Notwithstanding the foregoing, the provisions of Sections 6, 7, 8 and 11 hereof shall survive any termination pursuant to this Section 9.

            10. Assignment; etc. This Commitment Letter and our respective commitments and undertakings hereunder shall not be assignable by any party hereto without the prior written consent of the other parties hereto, and any attempted assignment shall be void and of no effect; provided, however, that nothing contained in this Section 10 shall prohibit Merrill Lynch, MLPF&S, BAS, Bank of America and Banc of America Bridge (each in their sole discretion) from
(a) performing any of their duties hereunder through any of their respective affiliate or affiliates, and you will owe any related duties (including those set forth in Section 2 above) to any such affiliate or affiliates, and (b) granting (in consultation with you) participations in, or selling (in consultation with you) assignments of all or a portion of, the commitments or the advances under the Credit Facilities pursuant to arrangements consistent with the terms and conditions hereof and of the Term Sheets and otherwise reasonably satisfactory to the Lead Arrangers. Notwithstanding the foregoing to the contrary, (a) with respect to any commitment of Merrill Lynch and Bank of America under the New Opco Senior Credit Facilities, any assignment of, or any agreement to assign, sell or grant a participation in, any such commitment by Merrill Lynch or Bank of America (the "Credit Facility Assigning Party") shall only be effective to the extent it reduces the commitment of the non-Credit Facility Assigning Party pro rata with respect to its portion of the aggregate initial commitments under the New Opco Senior Securities Facilities and (b) with respect to any commitment of Merrill Lynch and Banc of America Bridge under the New Holdco Interim Loan, any assignment of, or any agreement to assign, sell or grant a participation in, any such commitment by Merrill Lynch or Banc of America Bridge (the "Interim Loan Assigning Party") shall only be effective to the extent it reduces the commitment of the non-Interim Loan Assigning Party pro rata with respect to its portion of the aggregate initial commitments under the New Holdco Interim Loan. This Commitment Letter is solely for the benefit of the parties hereto and does not confer any benefits upon, or create any rights in favor of, any other person.

            11. Governing Law; Waiver of Jury Trial. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each of the parties hereto waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of this Commitment Letter, any of the Transactions or the performance by us or any of our respective affiliates of the services contemplated hereby. In addition, with respect to any action or proceeding arising out of or relating to this Commitment Letter or the Transactions or the performance of any of the parties hereunder, each of the parties hereto hereby irrevocably (a) submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York, New York; (b) agrees that all claims with respect to such action or proceeding may be heard and determined in such New York State or Federal court; and (c) waives the defense of any inconvenient forum to such New York State or Federal court.

            12. Amendments; Counterparts; etc. No amendment or waiver of any provision hereof or of the Term Sheets shall be effective unless in writing and signed by the parties hereto and then only in the specific instance and for the specific purpose for which given. This Commitment Letter, the Engagement Letter, the Term Sheets and the Fee Letter are the only agreements between the parties hereto with respect to the matters contemplated hereby and thereby and set forth the entire understanding of the parties with respect thereto. This Commitment Letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier or facsimile shall be effective as delivery of a manually executed counterpart.

            13. Public Announcements. We may, subject to your prior consent (not to be unreasonably withheld, delayed or conditioned) at our expense, publicly announce as we may choose the capacities in which we have acted hereunder.

            14. Notices. Any notice given pursuant hereto shall be mailed or hand delivered in writing, if to: (i) you, at your address set forth on page one hereof; (ii) Merrill Lynch or MLPF&S, at 4 World Financial Center, North Tower, New York, New York 10080, Attention: Loan Capital Markets; and (iii) BAS, Bank of America or Banc of America Bridge, at 9 West 57th Street, New York, NY 10019,
Attention: Leveraged Finance.

            BY SIGNING THIS COMMITMENT LETTER, YOU HEREBY ACKNOWLEDGE AND AGREE THAT (A) BANK OF AMERICA IS OFFERING TO PROVIDE ITS PORTION OF THE NEW OPCO SENIOR CREDIT FACILITIES SEPARATE AND APART FROM BANC OF AMERICA BRIDGE'S OFFER TO PROVIDE IT'S PORTION OF THE NEW HOLDCO INTERIM LOAN AND (B) BANC OF AMERICA BRIDGE IS OFFERING TO PROVIDE IT'S PORTION OF THE NEW HOLDCO INTERIM LOAN SEPARATE AND APART FROM THE OFFER BY BANK OF AMERICA TO PROVIDE ITS PORTION OF THE NEW OPCO SENIOR CREDIT FACILITIES. YOU MAY, AT YOUR OPTION, ELECT TO ACCEPT THIS COMMITMENT LETTER (AND THE APPLICABLE PROVISIONS OF THE FEE LETTER) WITH RESPECT TO EITHER THE NEW OPCO SENIOR CREDIT FACILITIES OR THE NEW HOLDCO INTERIM LOAN OR BOTH.

            Please confirm that the foregoing correctly sets forth our agreement of the terms hereof and the Fee Letter by signing and returning to the Lead Arrangers the duplicate copy of this Commitment Letter, the Fee Letter and the Engagement Letter enclosed herewith. Unless we receive your executed duplicate copies hereof and thereof by 5:00 p.m., New York City time, on July 20, 2005, our respective commitments and undertakings hereunder will expire at such time (and we shall thereafter have no obligations whatsoever to you).

                  [Remainder of Page Intentionally Left Blank]

            We are pleased to have this opportunity and we look forward to working with you on this transaction.


                                      Very truly yours,

                                      MERRILL LYNCH CAPITAL CORPORATION


                                      By:  /s/ David Tuvlin
                                           -------------------------------------
                                           Name: David Tuvlin
                                           Title: Vice President



                                      MERRILL LYNCH, PIERCE, FENNER & SMITH
                                      INCORPORATED


                                      By:  /s/ David Tuvlin
                                           -------------------------------------
                                           Name: David Tuvlin
                                           Title: Managing Director




                                      BANC OF AMERICA SECURITIES LLC




                                      By:  /s/ Daniel J. Kelly
                                           -------------------------------------
                                           Name: Daniel J. Kelly
                                           Title: Managing Director




                                      BANK OF AMERICA, N.A.




                                      By:  /s/ William A. Bowen, Jr.
                                           -------------------------------------
                                           Name: William A. Bowen, Jr.
                                           Title: Managing Director




                                      BANC OF AMERICA BRIDGE LLC




                                      By:  /s/ Daniel J. Kelly
                                           -------------------------------------
                                           Name: Daniel J. Kelly
                                           Title: Managing Director



                      [Signature page to Commitment Letter]

Accepted and agreed to as of
the date first written above:

CABLEVISION SYSTEMS CORPORATION


By:
     -------------------------------------
     Name:
     Title:




                      [Signature page to Commitment Letter]

                                                                      SCHEDULE I


                       ESTIMATED SOURCES AND USES OF FUNDS

                                  ($ millions)

                   Sources
                   -------
Revolving Credit Facility under New Opco        $   11
Senior Credit Facilities*
Term Loan A Facility under New Opco Senior      $  600
Credit Facilities
Term Loan B Facility, under New Opco Senior     $1,700
Credit Facilities
New Holdco Senior Notes or New Holdco           $4,250
Interim Loan
Cash at Super Holdco                            $  209
   Total Sources                                $6,770
                                                ======

                      Uses
                      ----
New Opco Refinancing                            $1,353

Purchase Price for Acquisition                  $4,927



Fees, Expenses and other Transaction uses         $490


   Total Uses                                   $6,770
                                                ======



o $500.0 million of Revolving Credit Facility commitments; it is currently estimated that $11.0 million in respect of the Revolving Credit Facility will be drawn at closing for purposes of financing in part the Transactions.

                                                                       EXHIBIT A

                       SPECIFIED TRANSACTIONS DESCRIPTION

All capitalized terms used herein but not defined herein shall have the meanings provided in the Commitment Letter to which this Exhibit A is attached. The following transactions are referred to herein as the "Specified Transactions".

      1. Certain of your shareholders and/or their affiliates (the "Controlling Shareholders") intend to form a new special purpose entity ("Newco").

      2. Central Park will create a newly formed direct wholly-owned subsidiary ("Intermediate Holdings") and contribute to Intermediate Holdings all the capital stock of Central Park's direct wholly-owned subsidiary CSC Holdings, Inc. ("CP Holdings") as equity and Intermediate Holdings will then assume all of Central Park's obligations under its 8% Senior Notes due 2012 and Floating Rate Senior Notes due 2009 (the "Existing Central Park Senior Notes") in accordance with the terms of the indentures governing such Existing Central Park Senior Notes.

      3. Central Park will create a newly formed direct wholly-owned subsidiary ("New Holdco") and contribute to New Holdco all the capital stock of Intermediate Holdings.

      4. Intermediate Holdings will merge with and into CP Holdings pursuant to an agreement and plan of merger (the "Intermediate Merger Agreement") with CP Holdings being the surviving entity (such surviving entity being referred to as either "CP Holdings" or "New Opco").

      5. Immediately prior to the consummation of the Merger, Rainbow Media Holdings, LLC, a wholly-owned subsidiary of New Opco, will be converted into a corporation under Section 216 of the Delaware Limited Liability Company Act (such corporation being referred to herein as "RMH").

      6. Immediately prior to the consummation of the Merger, New Opco will dividend to New Holdco, and New Holdco will in turn dividend to Central Park, and Central Park will in turn dividend (the "Central Park Stock Dividend") all the capital stock of RMH to its public shareholders (including the Controlling Shareholders) on a pro rata basis (collectively, the "Stock Dividend Transactions").

      7. New Opco will, on the date of the Merger, (i) repay and refinance in full all indebtedness and terminate all commitments to make extensions of credit under the Seventh Amended and Restated Credit Agreement, dated as of June 26, 2001 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Existing New Opco Credit Facility"), among CP Holdings, as borrower, the restricted subsidiaries party thereto, the lenders party thereto, Toronto

Dominion (Texas), Inc., as administrative agent, and the agents, arrangers and bookmanagers party thereto (the "New Opco Refinancing") with a portion of the proceeds of the New Opco Senior Credit Facilities and pay fees and expenses in connection therewith and (ii) make a dividend payment to Central Park through its parent in an aggregate amount of at least $1.17 billion (the "New Opco Dividend Payment" and together with the New Opco Refinancing, the "New Opco Transactions").

      8. New Holdco will, on the date of the Merger, make a dividend payment to Central Park in an aggregate amount of at least $5.22 billion (the "New Holdco Dividend Payment").

      9. In connection with the Merger, all of the common equity (including restricted shares of common equity) of Central Park held by the Controlling Shareholders will be rolled over (directly or indirectly) into common equity of Newco (the "Rollover Equity Contribution").

      10. Pursuant to an agreement and plan of merger (the "Newco Merger Agreement" and together with the Intermediate Merger Agreement, the "Merger Agreements") pursuant to which Newco will be merged with and into Central Park with Central Park being the surviving corporation (such surviving merger being referred to as the "Merger", and such entity being referred to as either Central Park or "Super Holdco").

      11. After giving effect to the Merger, (i) all of the outstanding capital stock of Super Holdco will be owned by the Controlling Shareholders,
(ii) all of the outstanding capital stock of New Holdco will be owned by Super Holdco, (iii) all of the outstanding capital stock of New Opco will be owned by New Holdco and (iv) all of the outstanding capital stock of RMH will be owned by the Controlling Shareholders and the other public shareholders that received the Central Park Stock Dividend.

"Central Park Entities" shall mean Super Holdco, New Holdco and New Opco.

CONFIDENTIAL                                                           EXHIBIT B


                        NEW OPCO SENIOR CREDIT FACILITIES

                        SUMMARY OF TERMS AND CONDITIONS(1)


Borrower:                           New Opco, a direct wholly-owned subsidiary
                                    of New Holdco (the "Borrower").

Joint Lead Arrangers, Joint         Merrill Lynch, Pierce, Fenner & Smith
Bookrunners, Syndication Agents     Incorporated and Banc of America Securities
and Documentation Agents:           LLC (the "Lead Arrangers").

Administrative Agent:               Bank of America, N.A. (the "Administrative
                                    Agent").

Lenders: Bank of America, N.A., Merrill Lynch Capital Corporation (or one of its affiliates) and a syndicate of financial institutions (collectively, the "Lenders") arranged by the Lead Arrangers in consultation with the Borrower.

Senior Credit Facilities:           Senior secured credit facilities (the "New
                                    Opco Senior Credit Facilities") in an
                                    aggregate principal amount of up to $2.8 billion, such New Opco Senior Credit
                                    Facilities comprising of the following:

                                    (A)      Term Loan Facilities. Term loan
                                    facilities in an aggregate principal amount of $2.3 billion (the "Term Loan Facilities"), such aggregate amount to be allocated among (i) a Term Loan A Facility in an aggregate principal amount of $600.0 million (the "Term Loan A Facility") and
                                    (ii) a Term Loan B Facility in an aggregate principal amount of $1.7 billion (the "Term Loan B Facility"). Loans made under the Term Loan Facilities are herein referred to as "Term Loans").

                                    (B)      Revolving Credit Facility. A
                                    revolving credit facility in an aggregate principal amount of $500.0 million (the "Revolving Credit Facility"). Loans made under the Revolving Credit Facility are herein referred to as "Revolving Loans"; the Term



----------

(1) Capitalized terms used herein and not defined shall have the meanings assigned to such terms in the attached Credit Facilities Commitment Letter (the "Commitment Letter").

                                    Loans and Revolving Loans are herein
                                    referred to collectively as "Loans". An
                                    amount to be agreed of the Revolving Credit
                                    Facility will be available as a letter of credit subfacility and as a swing line subfacility.

Documentation:                      Customary for facilities similar to the New
                                    Opco Senior Credit Facilities and reasonably acceptable to the Borrower and the Lenders.
                                    The documentation for the New Opco Senior
                                    Credit Facilities will include, among
                                    others, a credit agreement (the "Credit
                                    Agreement"), guarantees and appropriate
                                    pledge, security interest and other
                                    collateral documents (collectively, the
                                    "Credit Documents"). The Borrower and the
                                    Guarantors (as defined below under the
                                    section entitled "Guarantors") are herein referred to as the "Loan Parties" and individually as a "Loan Party".

Closing Date:                       The date of the consummation of the Merger
                                    (the "Closing Date").

Use of Proceeds:                    The proceeds of the Term Loan Facilities
                                    will be used (a) to finance in part the
                                    Transactions and (b) to pay related fees and expenses in connection with the foregoing, subject to the terms and conditions set forth in the Credit Documents.

                                    Proceeds of not more than $20.0 million of the Revolving Credit Facility may be used on the Closing Date to finance a portion of the Transactions. The Revolving Credit Facility will also be used for working capital and general corporate purposes of the Borrower and its subsidiaries, subject to the terms and conditions set forth in the Credit Documents.

Availability:                       Term Loan Facilities.


                                    The full amount of the Term Loan Facilities will be available on the Closing Date in one drawing.

                                    Any and all advances made under the Term
                                    Loan Facilities that are repaid or prepaid may not be reborrowed.

                                    Revolving Credit Facility. The Revolving
                                    Credit Facility will be available on a
                                    fully revolving basis, subject to the
                                    terms and conditions set forth in the
                                    Credit Documents, in the form of revolving advances, swing line advances and letters of credit on and after the Closing Date until the date that is six years after the Closing Date (the "R/C Termination Date").

Guarantors:                         Each of the Borrower's direct and indirect
                                    domestic subsidiaries existing on the
                                    Closing Date or thereafter created or
                                    acquired
                                    shall unconditionally guarantee, on a joint and several basis, all obligations of the Borrower under the New Opco Senior Credit
                                    Facilities, other than (i) any immaterial or inactive subsidiaries and (ii) the subsidiaries of CP Holdings currently treated as "Unrestricted Subsidiaries" under the Existing New Opco Credit Facility (as in effect as of the date of the Commitment
                                    Letter) (which subsidiaries, for the
                                    avoidance of doubt, shall not be considered
                                    "restricted subsidiaries" for purposes of the Commitment Letter or either Term Sheet).
                                    Each guarantor of any of the New Opco Senior
                                    Credit Facilities is herein referred to as a "Guarantor" and its guarantee is referred to herein as a "Guarantee."

Security:                           The New Opco Senior Credit Facilities and
                                    the obligations of the Borrower under each interest rate protection agreement entered into with a Lender or any affiliate of a Lender will be secured by a perfected security interest in all of the capital stock (or other ownership interests) of each of the direct and indirect subsidiaries of the Borrower existing on the Closing Date or thereafter created or acquired, limited to, in the case of non-domestic subsidiaries, 65% of the shares of any direct, "first tier" non-domestic subsidiaries of the
                                    Borrower (collectively, the "Collateral").

                                    All such security interests will be created pursuant to documentation customary for facilities similar to the New Opco Senior Credit Facilities and reasonably satisfactory in all respects to the Lead Arrangers and the Borrower. On the Closing Date, such security interests shall have become perfected (or arrangements for the perfection thereof reasonably satisfactory to the Lead Arrangers shall have been made) and the Lead Arrangers shall have received reasonably satisfactory evidence as to the enforceability, perfection and priority thereof.

Termination of Commitments:         The commitment in respect of the New Opco
                                    Senior Credit Facilities will automatically and permanently terminate in its entirety on March 31, 2006, if the Term Loan Facilities are not drawn down on or prior to such date, or sooner if such commitment is terminated in accordance with the Commitment Letter.

Final Maturity:                     (A)      Term Loan A Facilities. The Term
                                    Loan A Facility will mature on the date that occurs six years after the Closing Date.

                                    (B)      Term Loan B Facility. The Term Loan
                                    B Facility will mature on the date that
                                    occurs seven years after the Closing Date
                                    (the "Term Loan B Maturity Date").

                                    (C)      Revolving Credit Facility. The
                                    Revolving Credit Facility will mature on the R/C Termination Date.

Amortization Schedule:              The Term Loan A Facility will amortize on a
                                    quarterly basis (beginning with the first full fiscal quarter after the Closing Date) in amounts to be agreed.

                                    The Term Loan B Facility will amortize at a rate of 1.00% per annum on a quarterly basis (beginning with the first full quarter after the Closing Date) for the first six years after the Closing Date, with the balance paid on the Term B Loan B Maturity Date.

Letters of Credit:                  Letters of credit under the Revolving Credit
                                    Facility ("Letters of Credit") will be
                                    issued by a Lender or Lenders to be agreed by the Lead Arrangers and the Borrower (in such capacity, each an "Issuing Bank"). The issuance of all Letters of Credit shall be subject to the customary documentation requirements, procedures and fees of the Issuing Bank(s).

Interest Rates and Fees:            Interest rates and fees in connection with
                                    the New Opco Senior Credit Facilities will be as specified on Annex I attached hereto.

Default Rate:                       Overdue principal, interest and other
                                    amounts under the New Opco Credit Documents shall bear interest at a rate per annum equal to a certain percentage (the "Default
                                    Rate Percentage") set forth in Annex I to the Fee Letter in excess of the otherwise applicable interest rate (including applicable margin).

Voluntary Prepayments/              (A)      Term Loan Facilities. Advances
  Reductions in Commitments:        under the Term Loan Facilities may be
                                    prepaid at any time in whole or in part at the option of the Borrower, in a minimum principal amount and in multiples to be agreed upon, without premium or penalty
                                    (except, in the case of LIBOR borrowings, breakage costs related to prepayments not made on the last day of the relevant interest period).

                                    Voluntary prepayments will be applied pro rata among the Term Loan Facilities based on the aggregate principal amount of Term Loans then outstanding under each such Term Loan Facility. Any application to (x) the Term Loan A Facility shall be applied in order of maturity for the first twelve months after the Closing Date and thereafter pro rata to the remaining scheduled amortization payments in respect thereof, and (y) the Term Loan B Facility shall be applied pro rata to the remaining scheduled amortization payments in respect thereof.

                                    Notwithstanding the foregoing, any holder of Term Loans under the Term Loan B Facility may, to the extent that Term Loans are then outstanding under the Term Loan A Facility, elect not to have optional prepayments applied to such holder's Term Loans under the Term Loan B Facility, in which case the aggregate amount of such prepayment so declined shall be applied to the remaining scheduled amortization payments under the Term Loan A Facility pro rata.

                                    (B)      Revolving Credit Facility. The
                                    unutilized portion of the commitments under the Revolving Credit Facility may be reduced and advances under the Revolving Credit Facility may be repaid at any time, in each case, at the option of the Borrower, in a minimum principal amount and in multiples to be agreed upon, without premium or penalty (except, in the case of LIBOR advances, breakage costs related to prepayments not made on the last day of the relevant interest period).

Mandatory Prepayments:              Subject to paragraphs (i) and (ii) below, an
                                    amount equal to

                                    (A)      50% of annual Excess Cash Flow (to
                                    be defined), but in any event to exclude an amount equal to the Management Fee (defined below) and Permitted Tax Distributions (defined below),

                                    (B)      100% of the net cash proceeds
                                    (including condemnation and insurance
                                    proceeds) of asset sales and other asset dispositions by New Opco or any of its restricted subsidiaries (including, without limitation, insurance proceeds and subject to bas-kets, exceptions and reinvestment rights to be agreed upon),

                                    (C)      100% of the net cash proceeds of
                                    the issuance or incurrence of debt by New
                                    Opco or any of its restricted subsidiaries
                                    (subject to baskets and exceptions to be agreed upon) and

                                    (D)      100% of the net proceeds from any
                                    issuance of equity securities of New Opco or any parent entity (whether direct or indirect, existing or future) of New Opco in any public offering or private placement or from any capital contribution (subject to baskets and exceptions to be agreed upon), provided, however that the percentage in this clause (D) shall be reduced to 50% at times when the Total Leverage Ratio (to be defined) is less than a ratio to be agreed, in each case shall be applied as follows:
                                    first, to the New Holdco Interim Loan; and second, to the New Opco Senior Credit Facilities.

                                    (i)      With respect to net proceeds of the
                                    disposition of assets by any restricted
                                    subsidiary of New Opco or net proceeds of any issuance or incurrence of debt by any restricted subsidiary of New Opco in each case that would otherwise be required to be applied as provided above will be applied as set forth above if and only to the extent that (x) such subsidiary is not required to repay its indebtedness (other than intercompany indebtedness) with such net proceeds, (y) there are no contractual or legal restrictions on the ability of New Opco to access such net proceeds and (z) no parent of New Opco, and neither New Opco nor any of its restricted subsidiaries is required under its existing indebtedness (other than intercompany indebtedness) as in effect of the date of the Commitment Letter to repay such indebtedness with such net proceeds.

                                    (ii)     With respect the net proceeds of
                                    the type described in clause (D) above in this section "Mandatory Prepayments", any such net proceeds shall be applied as set forth above to the extent such proceeds are not required to be applied by such parent to repay its indebtedness (other than intercompany indebtedness).

                                    Mandatory prepayments will be applied pro rata among the Term Loan Facilities based on the aggregate principal amount of Term Loans then outstanding under each such Term Loan Facility. Any application to the Term Loan A Facility shall be applied pro rata to the remaining scheduled amortization payments. Any application to the Term Loan B Facility shall be applied pro rata to the remaining scheduled amortization pay-ments. Notwithstanding the foregoing, any holder of Term Loans under the Term Loan B Facility may, to the extent that Term Loans are then outstanding under the Term Loan A Facility, elect not to have mandatory prepayments applied to such holder's Term Loans under the Term Loan B Facility, in which case the aggregate amount so declined shall be applied to the remaining scheduled amortization payments under the Term Loan A Facility pro rata. To the extent that the amount to be applied to the prepayment of Term Loans exceeds the aggregate amount of Term Loans then outstanding, such excess shall be applied to the Revolving Facility to permanently reduce the commitments thereunder; provided, however, that if at the time of such application the aggregate commitments under the Revolving Credit Facility are equal to or less than $200.0 million ("Threshold"), then such excess shall not be required to permanently reduce the commitments under the Revolving Credit Facility, and in no event shall such excess permanently reduce the commitments under the Revolving Credit Facility below the Threshold.

                                    Advances under the Revolving
                                    Credit Facility will be immediately prepaid to the extent that the aggregate extensions of credit under the Revolving Credit Facility exceed the commitments then in effect under the Revolving Credit Facility.

Conditions to Effectiveness         The effectiveness of the Credit Agreement
  and to Initial Advances:          and the making of the initial Loans under
                                    the New Opco Senior Credit Facilities shall be subject to the conditions precedent set forth in Exhibit D to the Commitment Letter.

Conditions to All Extensions of     Each extension of credit under the New Opco
  Credit:                           Senior Credit Facilities will be subject to
                                    customary conditions precedent, including the (A) absence of any Default or Event of Default (to be defined) and (B) continued accuracy of representations and warranties in all material respects (which materiality exception will not apply to representations and warranties to the extent already qualified by materiality standards).

Representations and Warranties:     Customary for facilities similar to the New
                                    Opco Senior Credit Facilities, including, but no limited to, representations and warranties as to existence, qualification and power; authorization and enforceability;
                                    subsidiaries and unrestricted subsidiaries;
                                    no violation of law, contracts or
                                    organizational documents; no governmental authorization or third party approvals or consents; titles to properties; no collective bargaining agreements; tax matters; financial statements and no material adverse effect; forecasts and projections; investments and guaranties; no undisclosed litigation or liabilities; ERISA matters; intellectual prop-erty matters; compliance with laws; no default under material agreements; no casualties or condemnations; accuracy of information; margin regulations compliance;
                                    solvency; no finder's fees; description of business; no change in names; Investment
                                    Company Act status; and perfection of
                                    security interests.

Affirmative Covenants:              Customary for facilities similar to the New
                                    Opco Senior Credit Facilities, including, but not limited to, preservation of existence; compliance with law; maintenance of properties; accounting methods and financial records; maintenance of insurance;
                                    payment of taxes and claims; visitation and inspection rights; payment of debt for borrowed money; use of proceeds; ERISA contributions and compliance; further assurances; indemnification against broker's claims; general indemnification; springing lien and guaranties for new guarantors;
                                    financial statements, certificates, reports and notices; performance of material contracts.

Negative Covenants:                 Customary for facilities similar to the New
                                    Opco Senior Credit Facilities (all such
                                    covenants to be subject to customary baskets and exceptions and such others to be agreed upon), including, but not limited to,
                                    limitation on indebtedness and contingent obligations; limitation on liens and further negative pledges; limitation on investments;
                                    limitation on dividends and other
                                    distributions (with an exception to include, so long as no default has occurred and is continuing or would result therefrom, (i) the payment or distribution of up to $28.0 million in the aggregate per year (the
                                    "Management Fee") and (ii) the payment of Specified Distributions (defined below) in an aggregate amount not to exceed $150.00 million (the "Permitted Tax Distributions") so long as the senior secured leverage ratio
                                    (to be defined) of the Borrower is less than
                                    2.50 to 1.00; limitation on redemptions and repurchases of equity interests; limitation on mergers, acquisitions and asset sales;
                                    limitation on capital expenditures, provided that at times when the Total Consolidated
                                    Leverage Ratio (to be defined) is less than
                                    7.00 to 1.00, such capital expenditure
                                    covenant shall not apply; limitation on
                                    issuance, sale and other disposition of
                                    subsidiary stock; limitation on
                                    sale-leaseback transactions; limitation on transactions with affiliates; limitation on dividend and other payment restrictions affecting subsidiaries; limitation on changes in business conducted; limitation on amendment of documents relating to other specified material indebtedness and other material documents; limitation on creation of subsidiaries; limitation on prepayment or repurchase of subordinated indebtedness; and limitation on being a general partner in a partnership.

                                    "Specified Distributions" shall mean cash distributions made from time to time to permit Central Park to pay cash dividends to (a) the Dolan Family Shareholders (to be defined) in amounts sufficient to pay taxes of the Dolan Family Shareholders arising out of the Stock Dividend Transaction, (b) the Dolan Descendants Trust, the Dolan Grandchildren Trust, the Dolan Spouse Trust and the Dolan Progeny Trust (each to be defined) (collectively herein referred to as the "Family Trusts"), in amounts sufficient to pay taxes of the Family Trusts arising out of the settlement of the prepaid variable forward contract ("STAMPS") between Dolan Family LLC and Bear Stearns with respect to shares of Class A Stock of Central Park, and (c) the Dolan Family Shareholders and the Family Trusts, as the case may be, in amounts sufficient to pay taxes of the Dolan Family Shareholders or the Family Trusts, as the case may be, on any cash dividend described in clause (a) or
                                    (b) above or this clause (c).

Financial Covenants:                The New Opco Senior Credit Facilities will
                                    contain financial covenants appropriate in the context of the proposed transaction, and customary for facilities similar to the New
                                    Opco Senior Credit Facilities, consisting of
                                    (definitions and numerical calculations to be set forth in the Credit Agreement): (i) total leverage ratio; (ii) interest coverage ratio; (iii) debt service ratio; and (iv) senior secured leverage ratio; and, in the case of clauses (i), (ii) and (iii) above shall be substantially consistent with the financial covenants contained in the
                                    Existing New Opco Credit Facility (in
                                    existence as of the date of the Commitment
                                    Letter), and, notwithstanding the foregoing, in the case of clauses (i) through (iv) above, with covenant levels to be mutually agreed.

Events of Default:                  Customary for facilities similar to the New
                                    Opco Senior Credit Facilities, including, but not limited to breach of representation or warranty; nonpayment of principal, interest, fees or other amounts; breach of covenants; change of control; reduction of paying subscribers; bankruptcy, insolvency proceedings, etc.; judgment defaults; ERISA defaults; cross-defaults to other indebtedness; and actual or asserted invalidity of loan documentation.

Interest Rate Management:           At least 50% of the aggregate principal
                                    amount of all outstanding indebtedness of Central Park and its subsidiaries must be subject to either to a fixed rate or be hedged on terms and conditions and for a period of time in each case reasonably satisfactory to the Lead Arrangers.

Yield Protection and                Customary for facilities similar to the New
  Increased Costs; and              Opco Senior Credit Facilities, including
  Replacement of Lenders:           protective provisions for such matters as
                                    defaulting banks, capital adequacy,
                                    increased costs, reserves, funding losses, breakage costs, illegality and withholding taxes.

                                    Borrower shall have the right to replace any Lender that (i) charges an amount with respect to contingencies described in the immediately preceding paragraph or (ii) refuses to consent to certain amendments or waivers of the New Opco Senior Credit Facilities which expressly require the consent of such Lender and which have been approved by the Required Lenders (or, in certain circumstances applicable to a particular tranche, a majority of the applicable tranche of Lenders).

Assignments and Participations:     Each assignment (unless to another Lender or
                                    its affiliates) shall be in a minimum amount of $1.0 million for each of the Term Loan
                                    Facilities and $5.0 million for the
                                    Revolving Credit Facility (unless the
                                    Borrower and the Lead Arrangers otherwise consent or unless the assigning Lender's exposure is thereby reduced to zero).
                                    Assignments (which may be non-pro rata among the New Opco Senior Credit Facilities) shall be permitted with the Borrower's and the Lead Arrangers' consent (such consents not to be unreasonably withheld, delayed or conditioned), except that no such consent of the Borrower need be obtained to effect (i) an assignment in respect of any of the Term
                                    Loan Facilities other than an assignment to a competitor (to be defined) of Central
                                    Park, (ii) an assignment to any Lender (or its affiliates) or (iii) an assignment if any default has occurred and is continuing.
                                    Participations shall be permitted without restriction. Voting rights of participants will be subject to customary limitations.

Required Lenders:                   Lenders having a majority of the outstanding
                                    credit exposure under the New Opco Senior
                                    Credit Facilities (the "Required Lenders"), subject to amendments or waivers of certain provisions of the Credit Documents requiring the consent of each affected Lender (or all Lenders) or Lenders having a majority of the outstanding credit exposure under each affected New Opco Senior Credit Facility
                                    (including a requirement for a majority of the Lenders under the Revolving Credit
                                    Facility to approve waivers or amendments affecting the conditions to additional advances under the Revolving Credit
                                    Facility).

Expenses and Indemnification:       All reasonable out-of-pocket expenses of the
                                    Lead Arrangers and the Administrative Agent
                                    (and of all Lenders in the case of
                                    enforcement costs and documentary taxes) associated with the negotiation, preparation, execution and delivery of any waiver or modification (whether or not effective) of, and the enforcement of, any Credit Document (including the reasonable fees, disbursements and other charges of counsel for the Lead Arrangers) are to be paid by the Loan Parties.

                                    The Loan Parties will jointly and severally indemnify each of the Lead Arrangers, the Administrative Agent and the Lenders and hold them harmless from and against all costs, expenses (including fees, disbursements and other charges of counsel) and all liabilities arising out of or relating to any litigation or other proceeding (regardless of whether the Lead Arrangers, the Administrative Agent or any such Lender is a party thereto) that relate to the Transactions or any transactions related thereto, except to the extent finally determined by a court of competent jurisdiction to have resulted from such person's bad faith, gross negligence or willful misconduct.

Governing Law and Forum:            New York.

Waiver of Jury Trial:               All parties to the Credit Documents waive
                                    the right to trial by jury.

Special Counsel for Lead            Cahill Gordon & Reindel LLP (including local
  Arrangers:                        counsel as selected by the Lead Arrangers).

                                                                         ANNEX I


Interest Rates and Fees:            The Borrower will be entitled to make
                                    borrowings based on the ABR plus the
                                    Applicable Margin or LIBOR plus the
                                    Applicable Margin. The Loans under the New
                                    Opco Senior Credit Facilities will bear
                                    interest, at the option of the Borrower, at
                                    (i) ABR plus the Applicable Margin or (ii)
                                    LIBOR plus the Applicable Margin.

                                    The "Applicable Margin" with respect to the Revolving Credit Facility and the Term Loan A Facility will be (x) prior to the Trigger Date (as defined below), a percentage per annum set forth in Annex I to the Fee Letter and (ii) on and after the Trigger Date, determined pursuant to a grid to be determined which will be based on the Total Leverage Ratio (to be defined).

                                    The "Applicable Margin" with respect to the Term Loan B Facility will be a percentage per annum set forth in Annex I to the Fee Letter.

                                    "Trigger Date" means the first date after the Closing Date on which the Borrower delivers financial statements and a computation of the Total Leverage Ratio (to be defined) for the first fiscal quarter ended at least six months after the Closing Date in accordance with the Credit Agreement.

                                    Unless consented to by the Lead Arrangers in their sole discretion, no LIBOR Loans may be elected on the Closing Date, the Closing Date or prior to the date 30 days thereafter (unless the completion of the primary syndication of the New Opco Senior Credit Facilities as determined by the Lead Arrangers shall have occurred).

                                    "ABR" means the higher of (A) the prime rate of interest announced or established by the Lender acting as the Administrative Agent from time to time, changing effective on the date of announcement or establishment of said prime rate changes and (B) the Federal Funds Rate plus 0.50% per annum. The prime rate is not necessarily the lowest rate charged by the Lender acting as the Administrative Agent to its customers.

                                    "LIBOR" means the rate determined by the Administrative Agent to be available to the Lenders in the London interbank market for deposits in US Dollars in the amount of, and for a maturity corresponding to, the amount of the applicable LIBOR advance, as adjusted for maximum statutory reserves.

                                    The Borrower may select interest periods of one, two, three or six months for LIBOR borrowings. Interest will be payable in arrears (A) in the case of ABR advances, at the end of each quarter and (B) in the case of LIBOR advances, at the end of each interest period and, in the case of any interest period longer than three months, no less frequently than every three months. Interest on all borrowings shall be calculated on the basis of the actual number of days elapsed over
                                    (a) in the case of LIBOR Loans, a 360-day year and (b) in the case of ABR Loans, a 365- or 366-day year, as the case may be.

                                    Commitment fees accrue on the undrawn amount of the Revolving Credit Facility, commencing on the Closing Date. The commitment fee in respect of the Revolving Credit Facility will be a percentage per annum (the "Unutilized Commitment Fee Percentage") set forth in Annex I to the Fee Letter.

                                    All commitment fees will be payable in
                                    arrears at the end of each quarter and upon any termination of any commitment, in each case for the actual number of days elapsed over a 360-day year.

                                    Letter of Credit fees will be payable for the account of the Revolving Credit Facility Lenders on the daily average undrawn face amount of each Letter of Credit at a rate per annum equal to the Applicable Margin for Loans under the Revolving Credit Facility that bear interest at LIBOR in effect at such time, which fees shall be paid quarterly in arrears. In addition, an issuing fee on the face amount of each Letter of Credit equal to a percentage per annum (the "Issuing Fee Percentage") set forth in Annex I to the Fee Letter shall be payable to the Issuing Bank for its own account, which fee shall also be payable quarterly in arrears.

                                    The Lead Arrangers and the Administrative
                                    Agent shall receive such other fees as shall have been separately agreed with the Borrower in the fee letter between them.

CONFIDENTIAL                                                           EXHIBIT C


                             NEW HOLDCO INTERIM LOAN

SUMMARY OF TERMS AND CONDITIONS(1)

Borrower:                           New Holdco (the "Borrower").

Joint Lead Arrangers, Joint         Banc of America Securities LLC and Merrill
  Bookrunners, Syndication          Lynch, Pierce, Fenner & Smith Incorporated
  Agents and Documentation          (the "Lead Arrangers").
  Agents

Administrative Agent:               Merrill Lynch Capital Corporation (the
                                    "Administrative Agent").

Lenders: Merrill Lynch Capital Corporation (or one of its affiliates), Banc of America Bridge LLC (or one of its affiliates) and a syndicate of financial institutions (collectively, the "Lenders") arranged by the Lead Arrangers in consultation with the Borrower.

Interim Loan:                       Senior interim loan (the "New Holdco Interim
                                    Loan") in a principal amount of up to $4.25 billion.

Documentation:                      Customary for facilities similar to the New
                                    Holdco Interim Loan and reasonably
                                    acceptable to the Borrower and the Lenders.
                                    The documentation for the New Holdco Interim
                                    Loan will include, among others, an interim loan agreement (the "New Holdco Interim Loan
                                    Agreement") and other appropriate documents
                                    (collectively, the "New Holdco Interim Loan
                                    Documents").

Use of Proceeds:                    To finance in part the New Holdco Dividend
                                    Payment and to pay related fees and
                                    expenses, subject to the terms and
                                    conditions set forth in the New Holdco
                                    Interim Loan Documents.

Closing Date:                       The date of consummation of the Acquisition
                                    (the "Closing Date").

Availability:                       On the Closing Date in one drawing.

Security:                           None (including in respect of the New Holdco
                                    Rollover Securities and New Holdco Rollover
                                    Loans).

Ranking: The New Holdco Interim Loan (and the New Holdco Rollover Securities and New Holdco Rollover Loans) will be a senior obligation of



----------

(1) Capitalized terms used herein and not defined shall have the meanings assigned to such terms in the attached Credit Facilities Commitment Letter (the "Commitment Letter").

                                    the Borrower ranking pari passu with all unsubordinated indebtedness of the Borrower and senior to all subordinated indebtedness of the Borrower.

Termination of Commitment:          The commitment in respect of the New Holdco
                                    Interim Loan will automatically and
                                    permanently terminate in its entirety on March 31, 2006, if not drawn down on or prior to such date, or sooner if such commitment is terminated in accordance with the Commitment Letter. In addition, the commitment in respect of the New Holdco
                                    Interim Loan will automatically and
                                    permanently terminate in its entirety on the date of the consummation of the Acquisition to the extent not drawn down on such date.

Maturity:                           The New Holdco Interim Loan will mature on
                                    the date (the "Initial Maturity Date") that is twelve months after the initial funding date (the "Funding"). Upon the satisfaction of the terms and conditions described under "Exchange Feature; Rollover Securities and
                                    Rollover Loans," the New Holdco Interim Loan will be exchanged for, at the option of each Lender, either (A) unsecured senior debt securities ("New Holdco Rollover
                                    Securities"), evidenced by an indenture in the form attached to the New Holdco Interim
                                    Loan Agreement and maturing on the date that occurs six and one-half years after the Initial Maturity Date or (B) unsecured senior loans maturing on the date that occurs six and one-half years after the Initial Maturity Date (the "New Holdco
                                    Rollover Loans"), evidenced by the New
                                    Holdco Interim Loan Agreement.

Interest Rate:                      (A)      New Holdco Interim Loan. The New
                                    Holdco Interim Loan will bear interest at a rate per annum equal to the greater (as determined on the Closing Date and each three-month period thereafter) of (i) three-month LIBOR and (ii) a certain percentage (the "Interim Floor Percentage") set forth in Annex II to the Fee Letter, in each case plus the Spread (defined below).
                                    The "Spread" will initially be, with respect to clause (i) above, a certain number of basis points (the "Interim Initial Basis
                                    Points") set forth in Annex II to the Fee
                                    Letter; and with respect to clause (ii)
                                    above, a certain number of basis points (the
                                    "Interim Floor Basis Points") set forth in
                                    Annex II to the Fee Letter. If the New
                                    Holdco Interim Loan is not repaid in full within three months following the Closing
                                    Date, each Spread will increase by an
                                    additional number of basis points (the
                                    "Additional Basis Points") set forth in
                                    Annex II to the Fee Letter at the end of such three-month period and shall increase by an additional number of basis points equal to the Additional Basis Points at the end of each three-month period thereafter.
                                    LIBOR will be adjusted for maximum statutory reserve requirements (if any).

                                    Notwithstanding the foregoing, the interest rate in effect at any time shall not exceed a certain percentage per annum (the "Interest Rate Cap") set forth in Annex II to the Fee Letter (exclusive of any additional interest payable due to an event of default).

                                    (B)      New Holdco Rollover Securities and
                                    New Holdco Rollover Loans. The New Holdco
                                    Rollover Securities and the New Holdco
                                    Rollover Loans will bear interest at a rate per annum equal to the greater (as determined on the Initial Maturity Date and each three-month period thereafter) of (i) three-month LIBOR plus a certain number of basis points (the "Rollover Basis Points") set forth in Annex II to the Fee Letter and
                                    (ii) the Initial Rate (defined below), in each case plus the Exchange Spread (as defined below). The "Initial Rate" shall be equal to the interest rate applicable to the New Holdco Interim Loan and in effect on the Initial Maturity Date. "Exchange Spread" shall mean the Additional Basis Points. LIBOR will be adjusted for maximum statutory reserve requirements (if any). Any holder of New Holdco Rollover Securities or New Holdco Rollover Loans may elect, at its sole option, to fix the interest rate per annum on its New Holdco Rollover Securities or New Holdco Rollover Loans at the then effective rate of interest per annum.

                                    Notwithstanding the foregoing, the interest rate in effect at any time shall not exceed the Interest Rate Cap (exclusive of any additional interest payable due to an event of default).

Default Rate:                       Overdue principal, interest and other
                                    amounts under the New Holdco Interim Loan
                                    Documents shall bear interest at a rate per annum equal to a certain percentage (the
                                    "Default Rate Percentage") set forth in
                                    Annex II to the Fee Letter in excess of the otherwise applicable interest rate
                                    (including applicable margin).

Interest Payment Dates:             (A)      New Holdco Interim Loan. Quarterly,
                                    in arrears.

                                    (B)      New Holdco Rollover Securities and
                                    New Holdco Rollover Loans. Semi-annually, in arrears.

Voluntary Prepayment:               The New Holdco Interim Loan may be prepaid
                                    at any time in whole or in part at the
                                    option of the Borrower, in a minimum
                                    principal amount and in multiples to be
                                    agreed upon, together with accrued interest to the date of prepayment, but without premium or penalty (except breakage costs related to prepayments not made on the last day of the relevant interest period).

Mandatory Prepayment:               Subject to paragraphs (i), (ii) and (iii)
                                    below,

                                    (A)      100% of the net cash proceeds of
                                    asset sales and other asset dispositions
                                    (including, without limitation, insurance proceeds) by New Holdco or any of its restricted subsidiaries (subject to exceptions and baskets to be agreed),

                                    (B)      100% of the net cash proceeds of
                                    the issuance or incurrence of debt by New
                                    Holdco or any of its restricted subsidiaries
                                    (subject to exceptions and baskets to be agreed) and

                                    (C)      100% of the net proceeds from any
                                    issuance of equity
                                    securities of New Holdco or any parent
                                    entity (whether direct or indirect, existing or future) of New Holdco in any public offering or private placement or from any capital contribution,

                                    in each case shall be applied as follows:
                                    first, to the New Holdco Interim Loan; and second, to the New Opco Senior Credit Facilities.

                                    (i) The net proceeds of the New Holdco
                                    Senior Notes and the New Holdco Take-out
                                    Securities shall be applied to reduce to zero the commitments in respect of, or, if after the Closing Date, to reduce to zero the funded amount of the New Holdco Interim Loan.

                                    (ii) With respect to net proceeds of the disposition of assets by any restricted subsidiary of New Holdco or net proceeds of any issuance or incurrence of debt by any restricted subsidiary of New Holdco, in each case that would otherwise be required to be applied as provided above will be applied as set forth above if and only to the extent that no restricted subsidiary of New Holdco is required to repay its indebtedness (other than intercompany indebtedness) as in effect as of the date of the Commitment Letter with such net proceeds and there are no contractual or legal restrictions on the ability of New Holdco to access such net proceeds.

                                    (iii) With respect to the net proceeds of the type described in clause (C) above in this section "Mandatory Prepayments", any such net proceeds shall be applied as set forth above to the extent such proceeds are not required to be applied by such parent to repay its indebtedness (other than intercompany indebtedness).

                                    In addition, upon the occurrence of a Change of Control (to be defined), the Borrower will be required to offer to prepay the entire aggregate principal amount of the New Holdco Interim Loan (or the New Holdco Rollover Securities and New Holdco Rollover Loans) in cash with a prepayment premium of 1.0% of the principal amount thereof.

                                    Each such prepayment shall be made together with accrued interest to the date of prepayment, but, except as noted above, without premium or penalty (except breakage costs related to prepayments not made on the last day of the relevant interest period).

Exchange Feature; Rollover          On the Initial Maturity Date, so long as no
  Securities and Rollover Loans:    event of default has occurred and is
                                    continuing under the New Holdco Interim Loan
                                    Documents, each Lender shall have its
                                    interest in the New Holdco Interim Loan
                                    exchanged for New Holdco Rollover Loans. At any time on or after the Initial Maturity
                                    Date, any Lender may exchange all or any portion of its New Holdco Rollover Loans for New Holdco Rollover Securities. The New
                                    Holdco Rollover Securities and the New
                                    Holdco Rollover Loans will be (A)
                                    mandatorily redeemable or prepayable, as the case may be, under the same circumstances as the New Holdco Interim Loan, except that, in lieu of mandatory redemptions or pre-payments, the Borrower shall be required to make mandatory offers to purchase or prepay such New Holdco Rollover Securities or New
                                    Holdco Rollover Loans and (B) optionally redeemable or prepayable, as the case may be, without premium or penalty or, if the holder has elected to fix the interest rate thereon, at declining premiums on terms customary for high-yield debt securities, including four year no-call provisions;
                                    provided that on or before the third
                                    anniversary of the Closing Date, up to 35% of the aggregate principal amount of the New
                                    Holdco Rollover Loans and the New Holdco
                                    Rollover Securities will be optionally
                                    redeemable or prepayable, as the case may be, with the net proceeds of one or more
                                    Equity Offerings (to be defined), at par plus accrued interest plus a premium equal to the coupon in effect on the date on which the interest rate was fixed. In the case of any New Holdco Rollover Securities and New
                                    Holdco Rollover Loans that have a variable rate, any optional redemption or prepayment thereof shall be made pro rata between such New Holdco Rollover Securities and such New
                                    Holdco Rollover Loans. All mandatory offers to purchase or prepay shall be made pro rata between the New Holdco Rollover Securities and the New Holdco Rollover Loans.

                                    The New Holdco Rollover Securities will be evidenced by an indenture in form suitable for qualification under the Trust Indenture Act and will otherwise contain covenants and other provisions customary for high yield debt securities. The New Holdco Rollover Loans will be evidenced by the New Holdco Interim Loan Agreement. The holders of the New Holdco Rollover Securities will be entitled to exchange offer and other registration rights to permit resale without restriction under applicable securities laws on terms no less favorable to the holders than those customarily applicable to an offering pursuant to Rule 144A (subject to applicable legal restrictions, including SEC staff interpretations).

Conditions to Effectiveness and     The effectiveness of the New Holdco Interim
  to New Holdco Interim Loan:       Loan Documents and the making of the New
                                    Holdco Interim Loan shall be subject to the conditions precedent set forth in Exhibit D to the Commitment Letter.

Representations and Warranties:     Customary for facilities similar to the New
                                    Holdco Interim Loan and no more restrictive than those for the New Opco Senior Credit
                                    Facilities (it being understood that
                                    representations and warranties shall also apply to New Holdco).

Affirmative Covenants:              Customary for facilities similar to the New
                                    Holdco Interim Loan and no more restrictive than those for the New Opco Senior Credit
                                    Facilities (it being understood that
                                    affirmative covenants shall also apply to New Holdco).

                                    Upon the issuance of the New Holdco Rollover
                                    Securities and the New Holdco Rollover
                                    Loans, the affirmative covenants shall
                                    conform to affirmative covenants customary in a high-yield indenture.

Take-out Covenant:                  The New Holdco Interim Loan Agreement will
                                    contain provisions pursuant to which the Borrower shall undertake to refinance in full the New Holdco Interim Loan as promptly as practicable through the issuance of the New Holdco Take-out Securities or otherwise in accordance with the Engagement Letter.

Negative Covenants:                 Customary for facilities similar to the New
                                    Holdco Interim Loan and no more restrictive than those for the New Opco Senior Credit
                                    Facilities (it being understood that such negative covenants shall also apply to New
                                    Holdco) (subject to baskets and exceptions, where customary and appropriate), including, but not limited to, the following:
                                    limitation on indebtedness and contingent obligations; limitation on liens and further negative pledges; limitation on investments;
                                    limitation on dividends and other
                                    distributions (with an exception to include, so long as no default has occurred and is continuing or would result therefrom, (i) the payment or distribution of the Management Fee (as defined in the New Opco
                                    Senior Secured Credit Facilities Term Sheet) and (ii) the Permitted Tax Distributions (as defined in the New Opco Senior Secured
                                    Credit Facilities Term Sheet) so long as the senior secured leverage ratio (to be defined) of the Borrower is less than 2.50 to 1.00); limitation on redemptions and repurchases of equity interests; limitation on mergers, acquisitions and asset sales;
                                    limitation on issuance, sale or other
                                    disposition of subsidiary stock; limitation on sale-leaseback transactions; limitation on transactions with affiliates; limitation on dividend and other payment restrictions affecting subsidiaries; limitation on changes in business conducted; limitation on amendment of documents relating to other material indebtedness and other material documents; limitation on creation of subsidiaries; limitation on prepayment or repurchase of subordinated indebtedness; and limitation on being a general partner in a partnership.

                                    Upon the issuance of the New Holdco Rollover
                                    Securities and the New Holdco Rollover
                                    Loans, the negative covenants shall conform to negative covenants customary in a high-yield indenture.

Events of Default:                  Customary for facilities similar to the New
                                    Holdco Interim Loan and no more restrictive than those for the New Opco Senior Credit
                                    Facilities (it being understood and agreed that such events of default shall also apply to New Holdco).

Yield Protection and Increased      Customary for facilities similar to the New
  Costs:                            Holdco Interim Loan.

Assignments and Participations:     Each assignment (unless to another Lender or
                                    its affiliates) shall be in a minimum amount of $1.0 million (unless the Borrower and the Lead Arrangers otherwise consent or unless the assigning Lender's exposure is thereby reduced to zero). Assignments shall be permitted with the Lead Arrangers' consent.
                                    Participations shall be permitted without restriction. Voting rights of participants will be subject to customary limitations.

Required Lenders:                   Lenders having a majority of the outstanding
                                    credit exposure (the "Required Lenders"), subject to amendments of certain provisions of the New Holdco Interim Loan Documents requiring the consent of Lenders having a greater share (or all) of the outstanding credit exposure.

Expenses and Indemnification:       In addition to those out-of-pocket expenses
                                    reimbursable under the Commitment Letter, all reasonable out-of-pocket expenses of the Lead Arrangers and the Administrative Agent
                                    (and of all Lenders in the case of
                                    enforcement costs and documentary taxes) associated with the preparation, execution and delivery of any waiver or modification
                                    (whether or not effective) of, and the
                                    enforcement of, any New Holdco Interim Loan
                                    Document (including the reasonable fees, disbursements and other charges of counsel for the Lead Arrangers) are to be paid by the Borrower.

                                    The Borrower will indemnify
                                    each of the Lead Arrangers, the
                                    Administrative Agent and the Lenders and hold them harmless from and against all costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities arising out of or relating to any litigation or other proceeding (regardless of whether the Lead Arrangers, the Administrative Agent or any such Lender is a party thereto) that relates to the Transactions or any transactions related thereto, except to the extent finally determined by a court of competent jurisdiction to have resulted from such person's bad faith, gross negligence or willful misconduct.

Governing Law and Forum:            New York.

Waiver of Jury Trial:               All parties to the New Holdco Interim Loan
                                    Documents waive the right to trial by jury.

Special Counsel for                 Cahill Gordon & Reindel LLP (and such local
  Lead Arrangers:                   counsel as may be selected by the Lead
                                    Arrangers).

CONFIDENTIAL                                                           EXHIBIT D


                                CREDIT FACILITIES

                             CONDITIONS PRECEDENT(1)

Conditions to Effectiveness         The entering into and the effectiveness of
  and to Initial Advances:          the documentation for the Credit Facilities
                                    and the making of the initial advances under the Credit Facilities shall be subject to the following conditions precedent:

                                    (A)      The execution and delivery of Loan
                                    Documents for each Credit Facility
                                    reasonably acceptable in form and substance to the Lenders thereunder by each Borrower and the Guarantors party thereto and the receipt by the Lenders of (i) reasonably satisfactory opinions of counsel, corporate resolutions, certificates and other documents and (ii) in the case of the New Opco Senior Credit Facilities, reasonably satisfactory evidence that the Administrative Agent thereunder (on behalf of the Lenders thereunder) shall have a valid and perfected first priority (subject to certain exceptions to be set forth in the Credit Documents) security interest in the Collateral (as defined in the New Opco Senior Credit Facilities Term Sheet).

                                    (B)      All requisite governmental
                                    authorities and third parties shall have approved or consented to the Transactions and the other transactions contemplated by the Commitment Letter to the extent required (without the imposition of any materially burdensome condition or qualification in the reasonable judgment of each Lead Arranger) and all such approvals shall be in full force and effect, except for any such approvals and consents the failure of which to be obtained would not reasonably be expected to have a Material Adverse Effect (as defined below); and all applicable waiting periods shall have expired.

                                    (C)      The absence of any action, suit,
                                    investigation or proceeding pending or, to the knowledge of New Holdco, New Opco or any of their respective restricted subsidiaries threatened in any court or before any arbitrator or governmental authority (including, without limitation, the absence of any adverse


----------

(1) Capitalized terms used herein and not defined shall have the meanings assigned to such terms in the attached Credit Facilities Commitment Letter (the "Commitment Letter").

                                    change or development in any litigation
                                    reported on the latest Form 10-K filing or in the SEC's or the Department of Justice's investigation or any related investigation of Central Park's accounting practices) that would reasonably be expected to (i) have a material adverse effect on the business, assets, financial condition, liabilities (contingent or otherwise) or results of operations of New Holdco, New Opco and their respective restricted subsidiaries taken as a whole or on any aspect of the Transactions, (ii) adversely affect the ability of the relevant Borrower or any Guarantor to perform its obligations under the Loan Documents or (iii) adversely affect the rights and remedies of the Lenders under any of the Loan Documents (any of the foregoing under clause (i), (ii) or (iii), a "Material Adverse Effect").

                                    (D)      Each Lead Arranger and the Lenders
                                    shall have received:

                                             (i) (1) audited consolidated
                                    financial statements of Central Park and its subsidiaries for the three fiscal years ended most recently prior to the Merger; (2) unaudited consolidated financial statements of Central Park and its subsidiaries for any interim quarterly periods that have ended since the most recent of such audited financial statements referred to in clause
                                    (1) above, and at least 40 days prior to the Closing Date; and (3) pro forma financial statements of Central Park and its subsidiaries, and of New Holdco and its subsidiaries, in each case after giving effect to the Transactions for the most recently completed fiscal year and the period commencing with the end of the most recently completed fiscal year and ending with the most recently completed month, which in each case with respect to clause
                                    (2) relating to interim quarterly periods for the periods subsequent to March 31, 2005 and to clause (3) above, (a) shall be reasonably satisfactory in form to each Lead Arranger and the Lenders and (b) shall meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under such Act on Form S-1; and

                                             (ii) evidence reasonably
                                    satisfactory to each Lead Arranger that:

                                                      (1) the ratio of total
                                    debt of New Opco and its restricted
                                    subsidiaries at the Closing Date to the
                                    consolidated EBITDA of New Opco and its
                                    restricted subsidiaries for the most
                                    recently ended three months multiplied by 4
                                    (which ratio shall reflect the Transactions on a pro forma basis) was not greater than
                                    7.00 to 1.00;

                                                      (2) the ratio of total
                                    debt of New Holdco and its restricted
                                    subsidiaries at the Closing Date to the
                                    consolidated EBITDA of New Holdco and its restricted subsidiaries for the most recently ended three months multiplied by 4 (which ratio shall reflect the Transactions on a pro forma basis) was not greater than
                                    9.00 to 1.00; and

                                                      (3) the pro forma
                                    financial statements delivered pursuant to clause D(i) above and the forecasts delivered pursuant to clause D(ii) above were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed reasonable in light of the then existing conditions, and, in the case of each of clauses (1)
                                    through (3) above in this clause (ii), the chief financial officer of the applicable Borrower and Guarantor shall have provided the Lenders a written certification to that effect.

                                    For all purposes of the Commitment Letter and the Term Sheets, EBITDA shall be determined in a manner that meets the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder and is consistent with the calculation of the definition of "Annualized Operating Cash Flow" under the Existing Central Park Senior Notes.

                                    (E)      After the date hereof and prior to
                                    and during the syndication of the Credit
                                    Facilities, none of Central Park, RMH or any of their respective subsidiaries shall have syndicated or issued, attempted to syndicate or issue, announced or authorized the announcement of, or engaged in discussions concerning the syndication or issuance of any debt facility or debt security of any of them, including renewals thereof, other than the following (collectively, the "Permitted Financings"): (x) the Credit Facilities; and
                                    (y) the New Holdco Senior Notes.

                                    (F)      (i)      The Lead Arrangers shall
                                    have had the opportunity to complete, and Central Park, its subsidiaries and affiliates shall have cooperated reasonably (including providing the Lead Arrangers with access to management for discussions of business plans) in the completion of, confirmatory accounting and tax due diligence investigation of Central Park and its subsidiaries and they shall be satisfied in their reasonable judgment with the results thereof (it being understood that the Lead Arrangers intend to work expeditiously to complete all such remaining tax and accounting due diligence).

                                             (ii) The Lead Arrangers shall not
                                    have become aware after the date hereof of any information or other matter that is inconsistent in a material and adverse manner with any information or other material disclosed prior to the date of the Commitment Letter.

                                    (G)      (i) Central Park, MLPF&S and
                                    BAS shall have executed and
                                    delivered the engagement letter (the
                                    "Engagement Letter") dated as of the date hereof from MLPF&S and BAS to you, the Engagement Letter shall be in full force and effect, and Central Park shall not be in breach thereof.

                                             (ii) Central Park, Merrill Lynch,
                                    MLPF&S, BAS, Bank of America and Banc of
                                    America Bridge shall have executed and
                                    delivered the Fee Letter, the Fee Letter shall be in full force and effect, and Central Park shall not be in breach thereof.

                                    (H) All accrued fees and expenses
                                    (including, without limitation, the
                                    reasonable fees and expenses of counsel to Lead Arrangers) of each Lead Arranger in connection with the Loan Documents that are payable on the Closing Date shall have been paid.

                                    (I) The delivery of a certificate from
                                    the chief financial officer of each Borrower in form and substance reasonably satisfactory to each Lead Arranger with respect to the solvency (on a consolidated basis) of such Borrower and its subsidiaries immediately after giving effect to the Transactions.

                                    (J)      (i) The final terms, conditions
                                    and structure of each Specified
                                    Transaction shall be in form and substance reasonably satisfactory to each Lead Arranger.

                                             (ii) Prior to the making of the
                                    initial advances under the Credit
                                    Facilities,

                                                      (1) the Stock Dividend
                                    Transactions shall have
                                    been consummated,

                                                      (2) after giving effect to
                                    the consummation of the Stock Dividend
                                    Transactions, the Lead Arrangers shall have received evidence reasonably satisfactory to them that each of Central Park, New Holdco and New Opco shall have restricted payment capacity under all applicable outstanding bond indentures of at least $4.8 billion and

                                                      (3) the other Specified
                                    Transactions (other than the Merger, the New
                                    Opco Transactions and the New Holdco
                                    Dividend Payment) shall have been
                                    consummated.

                                             (iii) Simultaneously with the
                                    making of the initial advances under the Credit Facilities,

                                                      (1) the New Opco
                                    Transactions and the New Holdco Dividend
                                    Payment shall have been consummated and

                                                      (2) the Merger shall have
                                    been consummated in accordance with the
                                    Newco Merger Agreement and any other related documentation, which shall be, including with respect to any condition relating to the maximum number of shares with respect to which statutory appraisal rights shall have been exercised, reasonably satisfactory to each Lead Arranger (without any waiver of amendment of any material term or condition thereof not approved by each Lead Arranger). Each of the parties thereto shall have complied in all material respects with all covenants set forth in the Newco Merger Agreement and any other related documentation to be complied by it on or prior to the Closing Date (without any waiver or amendment of any material term or condition thereof not approved by each Lead Arranger, which approval shall not be unreasonably withheld or delayed).

                                             (iv) Each of the Credit Facilities
                                    (other than the Revolving Credit Facility in respect of the New Opco Senior Credit Facilities) shall have been drawn down substantially concurrently (or, in the case of the New Holdco Interim Loan, the New Holdco Senior Notes shall have been issued substantially concurrently in lieu of such drawing).

                                             (v) Each of the Specified
                                    Transactions shall have been consummated on terms and conditions and pursuant to documentation reasonably satisfactory to each Lead Arranger (without any waiver or amendment of any material term or condition thereof not approved by each Lead Arranger) (including, in the case of the New Opco Refinancing, pay-off letters and releases of liens).

                                    (K)      Each aspect of the Transactions,
                                    the financing thereof and the consummation thereof shall be in compliance in all material respects with all applicable laws and regulations.

                                    (L)      After giving effect to the
                                    Transactions, none of the Central Park
                                    Entities nor any of their respective
                                    restricted subsidiaries shall have
                                    outstanding any indebtedness or preferred stock or lien or encumbrances on their assets other than the loans made and liens created under the Credit Facilities (or, in the case of the New Holdco Interim Loan, the New Holdco Senior Notes in lieu thereof), customary permitted liens, indebtedness incurred in the ordinary course of business, and such other debt or preferred stock as is set forth on Appendix I to this Exhibit E.

                                    (M)      There shall not have occurred any
                                    material adverse change or any condition or event that would reasonably be expected to result in a material adverse change in the financial condition (from that shown by the balance sheets as at December 31, 2004 included in said financial statements referred to in clause (D)(i)(1) above), business, assets or results of operations of Central Park, New Holdco, New Opco and their respective restricted subsidiaries taken as a whole (after giving effect to the Transactions) since December 31, 2004.

                                    (N)      There shall be insurance coverage
                                    for New Holdco, New Opco and their
                                    respective restricted subsidiaries, in each case of such types, in such amounts and on such terms and conditions as are customarily maintained by entities engaged in the same or similar business.

                                    (O)      Each Borrower shall have obtained a
                                    debt rating of each of the Credit Facilities and New Holdco Senior Notes from Moody's Investors Service Inc. ("Moody's") and Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P").

                                    (P)      In the case of the New Holdco
                                    Interim Loan, New Holdco shall have provided to each Lead Arranger not later than 30 days prior to the Closing Date a substantially complete initial draft of a registration statement or a Rule 144A confidential offering memorandum relating to the issuance of the New Holdco Senior Notes in respect of the New Holdco Interim Loan that contains all financial statements and other data that the Securities and Exchange Commission would require in a registered offering of the New Holdco Senior Notes or that each Lead Arranger otherwise reasonably consider necessary or desirable and is reasonably available for the marketing of the New Holdco

                                    Senior Notes (collectively, the "Required
                                    Information"), including, without
                                    limitation, (A) audited consolidated
                                    financial statements of Central Park and its subsidiaries for the three fiscal years ended most recently prior to the Merger, (B) unaudited consolidated financial statements of Central Park and its subsidiaries for any interim quarterly periods that have ended since the most recent of such audited financial statements, and (C) pro forma financial statements as to Central Park and its subsidiaries after giving effect to the Transactions for the most recently completed fiscal year and the period commencing with the end of the most recently completed fiscal year and ending with the most recently completed month, which in each case with respect to the foregoing, (i) shall be reasonably satisfactory in form and substance to each Lead Arranger and (ii) shall meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under such Act on Form S-1.

                                    (Q)      In the case of the New Holdco
                                    Interim Loan, New Holdco shall have
                                    cooperated reasonably and in good faith with the marketing effort for the New Holdco Senior Note Offering with a view to effecting the issuance of the New Holdco Senior Notes in lieu of the draw down of the applicable Interim Loan and shall have provided to each Lead Arranger not later than 20 days prior to the Closing Date, a complete printed preliminary offering memorandum or, in the case of a registered offering, a complete printed preliminary prospectus reflecting Securities and Exchange Commission final comment responses usable in a customary high-yield road show relating to the issuance of the New Holdco Senior Notes and containing all Required Information.

                                    (R)      Since the date of the Commitment
                                    Letter, neither Central Park nor any of its restricted subsidiaries shall have made or provided any material investment, credit or credit support for the primary purpose of operating a direct to home multi-channel satellite video distribution business other than primarily in connection with the process of shutting down such a business. Subject to the immediately preceding sentence, since the date of the Commitment Letter, neither Central Park nor any of its restricted subsidiaries shall engage in any business activities or make any material investments in any person or business, other than those businesses engaged or contemplated to be engaged in by, and those investments currently being made or contemplated to be made by, Central Park and/or any of its restricted subsidiaries as of the date of the Commitment Letter, investments in Central Park or any restricted subsidiary thereof, ordinary course investments and other than in connection with the Transactions.

                                                                      APPENDIX I

                            OUTSTANDING INDEBTEDNESS



1.    New Opco's Senior and Senior Subordinated Notes:

      $500.0 million Floating Rate Senior Notes due 2009
      $1.0 billion 8% Senior Notes due 2012
      $500.0 million 8 1/8% Senior Notes due 2009
      $500.0 million 7 1/4% Senior Notes due 2008
      $500.0 million 7 5/8% Senior Debentures due 2018
      $300.0 million 7 7/8% Senior Debentures due 2018
      $500.0 million 7 7/8% Senior Notes due 2007
      $400.0 million 8 1/8% Senior Debentures due 2009
      $1.0 billion 7 5/8% Senior Notes due 2011
      $500.0 million 6 3/4% Senior Notes due 2012
      $250.0 million 10 1/2% Senior Subordinated Debentures due 2016

2.    $4.0 million of capital leases